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                                                                     EXHIBIT 10p

                                  PLAN DOCUMENT

This section includes a general information summary (first 3 pages) and the plan document for the BellSouth Supplemental Life Insurance Plan. The plan document and the general information summary together are intended to serve as both the full text of the BellSouth Supplemental Life Insurance Plan as well as a summary plan description of such plan.

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                     GENERAL INFORMATION ABOUT THE BELLSOUTH
                        SUPPLEMENTAL LIFE INSURANCE PLAN

NAME OF PLAN

      BellSouth Supplemental Life Insurance Plan

NAME AND ADDRESS OF EMPLOYER

      Various BellSouth companies participate in this Plan. BellSouth Corporation's address is:

      1155 Peachtree Street, N.E.
      Suite 13C09
      Atlanta, Georgia 30309

EMPLOYER IDENTIFICATION NUMBER

      58-1533433

PLAN NUMBER

      589

TYPE OF PLAN

      This Plan is a welfare benefit plan in which participants are given the opportunity to receive life insurance coverage purchased with a combination of employer and employee contributions.

TYPE OF ADMINISTRATION

      Benefits are provided through insurance contracts purchased under the terms of the Plan. The Plan is administered by BellSouth Corporation.

CLAIMS PROCEDURE

      Claims for insurance benefits under the Plan are handled by and should be directed to the Plan Administrator.

PLAN YEAR

      The Plan Year is the period beginning each January 1 and ending each December 31 during which the Plan is in effect.

END OF YEAR FOR FISCAL YEAR PURPOSES

      December 31

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NAME, BUSINESS ADDRESS AND TELEPHONE NUMBER OF
PLAN ADMINISTRATOR

      BellSouth Corporation
      1155 Peachtree Street, N.E.
      Atlanta, Georgia 30309-3610
      Attn.: Director Executive Benefits
      (404) 249-2228

SERVICE OF LEGAL PROCESS

      Service of legal process may be made upon the Plan Administrator.

EFFECTIVE DATE

      The Effective Date of the Plan is January 1, 1998 and was amended and restated April 1, 2004.

PARTICIPANT'S RIGHTS UNDER ERISA

      Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that each Plan participant may:

      (1) Examine, without charge, all Plan documents, and copies of all documents files by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions, if applicable.

      (2) (2) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for copies;

      (3) Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report;

      You should also be aware of the following protections afforded by ERISA:

      (1) The people who operate the Plan, called "fiduciaries," must act prudently and in the interest of you and other Plan participants and beneficiaries.

      (2) No one may interfere with the exercise of any rights which you have under the Plan or ERISA.

      (3) If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for denial.

      (4) You have the right to have the Plan Administrator review and reconsider your claim.

    Under ERISA, there are steps you can take to enforce the above rights. If you request materials from the Plan and do not receive them within 30 days, you may choose to file suit in a federal court. If the court finds that you are entitled to receive those materials, it may require the Plan Administrator to provide the materials and pay you a daily penalty until you receive them. However, if the documents were not

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    sent because of reasons beyond the control of the Plan Administrator, he will not be penalized. If you have a claim for benefits which is denied or ignored, in whole or in part, you may choose to file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you lose, the court may order you to pay these costs and fees, if, for example, it finds your claim frivolous.

    If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor -- Management Services Administration Department of Labor.

April 1, 2004

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                   BELLSOUTH SUPPLEMENTAL LIFE INSURANCE PLAN
                       AMENDED AND RESTATED APRIL 1, 2004

1.    PURPOSE

      The purpose of the BellSouth Supplemental Life Insurance Plan (the "Plan") is to provide an insurance arrangement under which BellSouth Corporation and its subsidiaries and affiliates can assist key employees in acquiring and financing life insurance coverage.

2.    DEFINITIONS

      For purposes of this Plan, the following terms have the meanings set forth below:

      2.01 "COVERAGE AMOUNT" means the Policy death benefit payable under the Participant's Policy.

      2.02 COVERAGE EFFECTIVE DATE" means the Policy Date as determined by the Insurer.

      2.03 "COVERAGE LEVEL" means the Single Life Coverage insurance death benefit the Employee is eligible for under the Plan, determined based on the Employee's job classification, in accordance with the schedule of Coverage Levels maintained by the Plan Administrator. Provided, however, that to determine the amount of insurance death benefit for which an Employee is eligible, the applicable amount from the schedule of Coverage Levels shall be reduced by one hundred percent (100%) of the amount of any Single Life Coverage insurance death benefit and by fifty percent (50%) of the amount of any Survivorship Coverage insurance death benefit provided to the Employee under the BellSouth Split-Dollar Life Insurance Plan, the BellSouth Corporation Executive Life Insurance Plan, or the BellSouth Corporation Senior Manager Life Insurance Plan.

      2.04 "DISABILITY" means that the Participant is receiving disability benefits under any long-term disability plan sponsored by the Employer or an affiliated entity.

      2.05 "EMPLOYEE" means an employee or former employee of the Employer who is eligible to participate in the Plan.

      2.06 "EMPLOYER" means BellSouth Corporation and any subsidiary or affiliate of BellSouth Corporation which is authorized by the Plan Administrator to participate in this Plan.

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      2.07  "EMPLOYER PREMIUM" means, with respect to a Participant's Policy, the Total Policy Premium payable for the year, less the portion of the premium to be paid by the Participant pursuant to Section 5.01 of the Plan.

      2.08 "ENROLLMENT AGE" means the Participant's age at the time of enrollment in the Plan as to the Participant's initial Coverage Amount under the Plan, and it means the Participant's age at a subsequent enrollment for an increased Coverage Amount as to the increased Coverage Amount.

      2.09 "INSURANCE COST" means, with respect to a Participant, the annual cost for the Participant's Coverage Amount determined pursuant to the Insurance Cost schedule maintained by the Plan Administrator. The Insurance Cost for a Participant shall be determined at the time of the Participant's enrollment in the Plan, based on the Participant's Coverage Amount and Enrollment Age, and shall not change thereafter. A smoker rate shall be used to determine the Insurance Cost for any Participant who is deemed a smoker by the Insurer; a nonsmoker rate shall be used for all other Participants. A change in the Insurance Cost schedule will be effective only as to Plan enrollments occurring after the effective date of the change; it shall not affect the Insurance Cost for a Participant with respect to any Coverage Amount in effect for the Participant prior to the effective date of the change.

            If a Participant's coverage is in effect for a period of less than twelve (12) months during any Policy Year, the Participant's Insurance Cost for that year shall be determined by multiplying the annual cost as determined from the Insurance Cost schedule by a fraction, the numerator of which is the number of full months that the coverage is in effect and the denominator of which is twelve
            (12).

      2.10 "INSURER" means, with respect to a Participant's Policy, the insurance company issuing the insurance policy on the Participant's life (or on the joint lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

      2.11  "PARTICIPANT" means an Employee who is participating in the Plan.

      2.12 "PARTICIPANT PREMIUM" means, with respect to each Policy Year (or portion thereof) for a Participant, the Participant's Insurance Cost.

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      2.13  "PERMANENT POLICY" means a Participant's Policy having cash values which are projected to be sufficient to continue to provide death benefit coverage at least equal to the Participant's Coverage Amount until the policy maturity date specified in the Participant's Policy (determined without regard to any Policy rider which extends the maturity date beyond the originally scheduled policy maturity date), and which is projected to have a cash accumulation value equal to at least ninety-five percent (95%) of the Policy Coverage Amount at the maturity date specified in such Policy, with no further premium payments. The determination of whether a Policy is at a given time a Permanent Policy shall be made by the Plan Administrator, based on Policy projections provided by the Insurer or its agent utilizing the Policy's then current mortality rates and Policy expenses, and the following Policy interest crediting rates. For the Policy Year in which the determination is made and for all prior Policy years, if any, the Policy projection shall be based on the actual interest crediting rates in effect for the Policy (or, if such rate is not known when the determination is made, the actual rate in effect for the preceding Policy Year). For each of the ten (10) succeeding Policy Years, the projections shall reflect that rate decreased ratably such that the rate for the tenth Policy Year following the Policy Year in which the determination is made shall be five percent (5%). For all successive Policy Years, the projection shall reflect a five percent (5%) Policy interest crediting rate. Notwithstanding the foregoing, if the interest crediting rate in effect for the Policy Year in which the determination is made is less than five percent (5%), the projections shall reflect such lower rate for all Policy Years thereafter.

      2.14 "PLAN" means the BellSouth Supplemental Life Insurance Plan, embodied herein.

      2.15 "PLAN ADMINISTRATOR" means the Chief Executive Officer of BellSouth Corporation and any individual or committee he designates to act on his behalf with respect to any or all of his responsibilities hereunder; provided, the Board of Directors of BellSouth Corporation may designate any other person or committee to serve in lieu of the Chief Executive Officer as the Plan Administrator with respect to any or all of the administrative responsibilities hereunder.

      2.16 "PLAN EFFECTIVE DATE" means the effective date of the Plan, which is January 1, 1998.

      2.17 "POLICY" means the life insurance coverage acquired on the life of the Participant (or on the joint lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the

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            Participant or other Policy Owner issued pursuant to the terms of this Plan. The Plan Administrator shall determine the specific policies which may be acquired under the Plan, and shall maintain a list of approved policies.

      2.18 "POLICY OWNER" means the Participant or that person or entity to whom the Participant has assigned his interest in the Policy.

      2.19 "POLICY YEAR" means the twelve month period (and each successive twelve month period) beginning on the Coverage Effective Date.

      2.20 "PREMIUM PAYMENT YEARS" means, with respect to a Participant's Policy, the number of consecutive Policy Years, beginning with the first Policy Year, and continuing for the longer of: (1) all Policy Years ending at the end of the Policy Year during which the Participant attains age sixty-two (62) (or, if the Participant dies before such time, the end of the Policy Year during which the Participant would have attained such age); or (2) five (5) Policy Years. Notwithstanding the foregoing, if prior to the end of such period the Policy qualifies as a Permanent Policy, the Premium Payment Years shall end at such earlier time.

      2.21 "RETIREMENT" means a termination of the Participant's employment with the Employer under circumstances where the Participant is immediately eligible to receive pension benefits under the Supplemental Executive Retirement Plan (SERP) maintained by the Employer or one of its subsidiaries.

      2.22 "SINGLE LIFE COVERAGE" means life insurance coverage on the life of the Participant.

      2.23 "SURVIVORSHIP COVERAGE" means life insurance coverage on the lives of the Participant and the Participant's spouse, with the life insurance death benefit to be payable at the death of the last survivor of the Participant and the Participant's spouse.

      2.24 "TOTAL POLICY PREMIUM" means the level annual premium amount for the Participant's Single Life Coverage Policy that is projected to result in the Policy qualifying as a Permanent Policy if the annual premium amount is paid each year for all scheduled Premium Payment Years, assuming the Participant qualifies for the Insurer's guaranteed issue nonsmoker rates, or if the Participant is deemed by the Insurer to be a smoker, the Insurer's guaranteed issue smoker rates. The determination as to the amount of the Total Policy Premium shall be based on Single Life Coverage even if the Participant elects Survivorship Coverage. If more than one type of

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                                       4
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            Single Life Coverage Policy is available under the Plan, the Plan
            Administrator shall determine the Single Life Coverage Policy to be used to determine the Total Policy Premium. The Total Policy Premium for a Participant shall be determined when the Participant enrolls for coverage under the Plan, and shall not be changed thereafter; it shall be based on the Participant's Coverage Level, or, if less, the actual Coverage Amount elected by the Participant.

3.    ELIGIBILITY

      3.01 GENERAL. Each Employee who is designated by the Plan Administrator as a member of the Employer's "executive compensation group" or as a "senior manager" shall be eligible to participate in the Plan, provided that the Employee (and any other appropriate party, such as the Employee's spouse or a Policy Owner other than the Employee, as determined by the Plan Administrator) relinquishes any rights to or interests in any policies providing interim coverage during the rehabilitation of Confederation Life Insurance Company under the BellSouth Corporation Executive Life Insurance Plan or the BellSouth Corporation Senior Manager Life Insurance Plan and completes such other forms as the Plan Administrator may require. Each such Employee on the Plan Effective Date shall be eligible to participate in the Plan as of the Plan Effective Date. Each Employee subsequently satisfying such eligibility requirements shall be eligible to participate in the Plan effective as of the first day of January following the date on which such eligibility requirements are satisfied.

      3.02 TYPE OF COVERAGE. If an Employee is married at the time the Employee enrolls in the Plan, the Employee can elect to participate in either Single Life Coverage or Survivorship Coverage. An Employee who is unmarried at the time the Employee enrolls in the Plan shall be eligible for Single Life Coverage only. The election of one type of coverage shall not preclude the Participant from electing the other type of coverage as to any increased Coverage Level the Participant becomes eligible for pursuant to Section 4.02 of the Plan.

      3.03 CONVERSION OF COVERAGE. Subject to any proof of insurability required by the Insurer, a Participant (or other Policy Owner) can elect to convert Survivorship Coverage to Single Life Coverage, and with respect to a married Participant, the Participant (or other Policy Owner) can elect to convert Single Life Coverage to Survivorship Coverage. Provided, however, that the number of Premium Payment Years for a Participant shall not be redetermined in connection with a conversion from one type of coverage to

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                                       5
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            another. Upon a conversion, the cash values of the replaced Policy shall be transferred to the new Policy in accordance with the Insurer's practices. Any Insurer charges or tax liability resulting from a conversion shall be borne by the Participant or other Policy Owner.

4.    AMOUNT OF COVERAGE

      4.01 GENERAL. An Employee who is eligible to participate in the Plan under Section 3.01 of the Plan shall be eligible for the full Coverage Level as specified in the Plan under Section 2.03. However, within sixty (60) days of the distribution of the enrollment materials, a Participant can elect a Coverage Amount which is less than the applicable Coverage Level; provided, however, that the Coverage Amount elected must be an even multiple of $100,000. If a Participant elects a Coverage Amount less than the Participant's Coverage Level (or fails to elect any Coverage), the Participant cannot later increase the Coverage Amount except in connection with a promotion under Section 4.02 of the Plan.

      4.02 PROMOTIONS. Employees promoted to a job classification or position eligible for an increased Coverage Level shall be eligible for the increased Coverage Level effective as of the first day of January following the promotion. The additional Coverage Amount available to the Participant under this Section shall be equal to the applicable Coverage Level after the promotion reduced by any Coverage Amounts already in effect for a Participant. In order to be effective, any election for an increase in the Coverage Amount must be made within the time period prescribed by the Plan Administrator in enrollment materials provided to the Employee.

      4.03 SURVIVORSHIP COVERAGE. If a Participant elects Survivorship Coverage, the amount of Survivorship Coverage will be determined by the Plan Administrator based on the Participant's age and smoker or nonsmoker status, the age and insurability of the Participant's spouse, and based on the Participant's Total Policy Premium. The Coverage Amount shall be the highest amount such that the Policy will qualify as a Permanent Policy if the Total Policy Premium is paid for each year that is a scheduled Premium Payment Year.

      4.04 OTHER. Notwithstanding any provision herein to the contrary, any benefits payable under the Plan shall be limited to those provided by the applicable Policy and all the terms of such Policy (including, but not limited to, any requirements of insurability) shall apply under the Plan. Under no circumstances will the Employer be liable for any amount claimed to be due under any Policy or for any

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            Coverage amount or Coverage Level and any benefits due under the
            Plan shall be limited to those provided by the Insurer under the Policy.

      4.05 EXCLUSIONS. If a Participant commits suicide within two years of policy issue, or if a Participant makes any material misstatement of information (smoker and/or employment status) and dies within two years of policy issue, then no benefits will be paid to the beneficiary of such Participant.

5.    PAYMENT OF PREMIUMS

      5.01 PARTICIPANT PREMIUM PAYMENTS. A Participant shall pay the Participant Premium for each Policy Year which is a Premium Payment Year for the Participant. The amount shall be paid by the Participant to the Employer by payroll (or retirement income) deductions of equal installments during the Policy Year, or in such other manner as may be determined by the Plan Administrator. The Employer shall pay the Participant Premium amount to the Insurer, and can do so as collected from the Participant or can advance payments to the Insurer, except Section 16 insiders, for a Policy Year at any time during the Policy Year or up to thirty (30) days in advance of the Policy Year. If a Participant terminates employment with the Employer, and the Employer has made such an advance payment of the Participant Premium to the Insurer, the Employer may withhold any uncollected portion of the advanced Participant Premium from any amount payable to the Participant by the Employer to the extent permitted by law. Notwithstanding the other provisions of this paragraph, no Participant Premium shall be required with respect to Survivorship Coverage after the death of the Participant.

      5.02 EMPLOYER PREMIUM PAYMENTS. The Employer shall pay the Employer Premium for a Participant's Policy within thirty (30) days of the beginning of each Policy Year which is a Premium Payment Year.

      5.03 ADDITIONAL EMPLOYER PREMIUM PAYMENTS. For each of the last three (3) scheduled Premium Payment Years for a Participant, the Plan Administrator shall determine whether there will be any increased Employer premium payment with respect to a Participant's Policy. The Plan Administrator shall first determine whether the Participant's Policy is then projected to qualify as a Permanent Policy if the Total Policy Premium is paid each year for the remaining scheduled Premium Payment Years. If the Policy is projected to qualify as a Permanent Policy, no increased Employer Premium payment shall be required for such Premium Payment

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            Year. If the projections indicate that the Policy will not qualify as a Permanent Policy, then the amount payable by the Employer under
            Section 5.02 shall be increased by an amount which will result in the Policy qualifying as a Permanent Policy if such increased amount is paid for each remaining Premium Payment Year, but any such increase in Employer Premium shall be limited by the maximum premium amounts permissible for such Policy under Internal Revenue Code Sections 7702 and 7702A (or comparable successor sections) without forfeiting any of the favorable tax attributes associated with life insurance policies. The determination as to whether any increased amount is payable shall be made separately for each of the last three (3) Premium Payment Years. However, the Employer Premium payable under Section 5.02 shall not be reduced to an amount that is less than the amount which would have been payable by the Employer for a Premium Payment Year without regard to this Section 5.03. Regardless of the type of coverage actually provided to a Participant, and notwithstanding any changes in the type of coverage provided to the Participant under Section 3.03, the increased Employer Premium payable under this Section 5.03 shall be the amount that would be payable if the Participant had elected Single Life Coverage and maintained such coverage for all Policy Years; also, if more than one type of Single Life Coverage Policy is available under the Plan, the Single Life Coverage Policy used to determine Total Policy Premium under Section 2.24 shall be used to make the determination under this Section 5.03. In the event tax law limits preclude the Employer from qualifying a Policy as a Permanent Policy by the end of the last scheduled Premium Payment Year, then the Employer's obligation to pay premiums under Section 5.02 and 5.03 (and make additional Employer payments under Section 5.04) shall be extended until projections indicate that the Policy qualifies as a Permanent Policy.

      5.04  ADDITIONAL EMPLOYER PAYMENTS.

            a. If the payment of an Employer Premium under Section 5.02 (or any increased amount under Section 5.03) results in the recognition of income for tax purposes by the Participant in any year, the Employer shall pay to the Participant an amount determined by the Plan Administrator which is designed to approximate (1) the sum of the total federal and state income taxes and applicable payroll taxes which would be payable by the Participant at the highest marginal rate provided for under applicable federal income tax laws, and at the highest marginal rate provided for under applicable state income tax laws for the state of the Participant's tax domicile, on the income so recognized, plus (2) the total

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            federal and state income taxes and applicable payroll taxes which would be payable by the Participant on the payment described in clause (1).

      b. If the payment of any Employer Premium under Section 5.02 (or any increased amount under Section 5.03) on Survivorship Coverage after the death of the Employee results in the recognition of income for tax purposes by the Participant's spouse or other Policy Owner, the Employer shall pay to the Participant's spouse or other Policy Owner an amount determined by the Plan Administrator which is designed to approximate the total federal and state income taxes which would be payable by the Participant's spouse or other Policy Owner at the highest marginal rate provided for under applicable federal income tax laws, and at the highest marginal rate provided for under applicable state income tax laws for the state of the tax domicile of the Participant's spouse or other Policy Owner, attributable to such premium payment.

      c. For purposes of this Section 5.04, a tax shall be deemed payable or income shall be deemed recognized if either (i) it is finally determined by the Internal Revenue Service, or (ii) an opinion is given by the Employer's counsel, that the tax is payable.

      d. Any payment made to a Participant or a Participant's spouse under this Section shall be made no later than April 1 of the year following the year to which the payment relates.

      e. Any amount to be paid to a Participant, a Participant's spouse, or other Policy Owner under this Section, and the amounts payable, shall be conclusively determined by the Plan Administrator based on generally applicable tax rates and not based upon the unique tax situation of each Participant, Participant's spouse, or other Policy Owner.

5.05 TERMINATION OF OBLIGATION TO PAY PREMIUMS. Notwithstanding anything herein to the contrary, the Employer's obligation to pay premiums (including any increased amounts under Section 5.03) with respect to the Participant's Policy, shall terminate upon the first to occur of any of the following events:

      a. Termination of employment of the Participant with the Employer prior to the Participant's death for reasons other than Retirement or Disability.

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                                        9
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      b.    The written notice by the Employer to the Participant following a resolution by the Board of Directors of BellSouth Corporation to terminate this Plan.

      c.    As to Single Life Coverage only, the death of the Participant.

      d. As to Survivorship Coverage only, the death of the last survivor of the Participant and the Participant's spouse.

      e. The surrender or cancellation of the Participant's Policy, except that a Policy will not be considered surrendered or canceled if the surrender or cancellation is in connection with the replacement of the Policy with another Policy pursuant to the provisions of the Plan.

      f. The withdrawal of any Policy cash values, or borrowing against the Policy cash values, by the Participant or other Policy Owner.

      g. The reduction of the Participant's Policy death benefit to a level that is less than the initial Policy Coverage Amount, except that a conversion from Survivorship Coverage to Single Life Coverage shall not be considered a reduction in Policy death benefit for the purpose of this Section.

      h. The determination by the Plan Administrator that the Policy will qualify as a Permanent Policy with no further Employer Premium payments.

6.    POLICY OWNERSHIP

      6.01 OWNERSHIP. The Policy Owner shall be the sole and exclusive owner of a Participant's Policy and shall be entitled to exercise all of the rights of ownership.

      6.02 POSSESSION OF POLICY. The Policy Owner shall keep possession of the Policy.

7.    GOVERNING LAWS & NOTICES

      7.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

      7.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Employer shall be addressed to BellSouth Corporation at its office at 1155 Peachtree Street, N.E., Atlanta, GA 30367-6000, ATTENTION:

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                                       10
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            Human Resources - Director Executive Benefits. Any notice to the
            Employee shall be addressed to the Employee at the address for the Employee maintained in the Employer's records. Any party may change the address for such party herein set forth by giving notice of such change to the other parties pursuant to this Section.

8.    NOT A CONTRACT OF EMPLOYMENT

      This Plan shall not be deemed to constitute a contract of employment between an Employee and the Employer or a Participant and the Employer, nor shall any provision restrict the right of the Employer to discharge an Employee or Participant, or restrict the right of an Employee or Participant to terminate employment.

9.    AMENDMENT, TERMINATION, ADMINISTRATION, CONSTRUCTION ANDSUCCESSORS

      9.01 AMENDMENT. The Board of Directors of BellSouth Corporation, or its delegate, shall have the right in its sole discretion, to amend the Plan in whole or in part at any time and from time to time. In addition, the Plan Administrator shall have the right, in its sole discretion, to amend the Plan at any time and from time to time so long as such amendment is not of a material nature. Notwithstanding the foregoing, no modification or amendment shall be effective so as to decrease any benefits of a Participant unless the Participant consents in writing to such modification or amendment. Written notice of any material modification or amendment shall be given promptly to each Participant.

      9.02 TERMINATION. The Board of Directors of BellSouth Corporation may terminate the Plan without the consent of the Participants or Employees.

      9.03 SUCCESSORS. The terms and conditions of this Plan shall enure to the benefit of and bind the Employer, the Participant, their successors, assignees, and representatives. If, subsequent to the Effective Date of the Plan, substantially all of the stock or assets of the Employer are acquired by another corporation or entity or if the Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the acquirer or successor corporation or entity.

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10.    PLAN ADMINISTRATION

      10.01 INDIVIDUAL ADMINISTRATOR. If the Plan Administrator is an individual, he shall act and record his actions in writing. Any matter concerning specifically such individual's own benefit or rights hereunder shall be determined by the Board of Directors of BellSouth Corporation or its delegate.

      10.02 ADMINISTRATIVE COMMITTEE. If the Plan Administrator is a committee, or if any of the duties or responsibilities of the Plan Administrator are vested in a committee, action of the Plan Administrator may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant, he or she shall not participate in any decision which solely affects his or her own benefit under the Plan. For purposes of administering the Plan, the Plan Administrator shall choose a secretary who shall keep minutes of the committee's proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or other written direction on behalf of the Plan Administrator.

      10.03 RIGHTS AND DUTIES OF THE PLAN ADMINISTRATOR. The Plan Administrator shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

            a.    to construe, interpret and administer the Plan;

            b. to make determinations required by the Plan, and to maintain records regarding Participants' benefits hereunder;

            c. to compute and certify the amount and kinds of benefits payable to Participants, and to determine the time and manner in which such benefits are to be paid;

            d.    to authorize all disbursements pursuant to the Plan;

            e. to maintain all the necessary records of the administration of the Plan;

            f. to make and publish such rules and procedures for the regulation of the Plan as are not inconsistent with the terms hereof;

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            g.    to designate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

            h. to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

             The Plan Administrator shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of benefits, and its decisions on such matters shall be final and conclusive on all parties.

      10.04 BOND; COMPENSATION. The Plan Administrator and (if applicable) its members shall serve as such without bond and without compensation for services hereunder.

11.   CLAIMS PROCEDURE

      11.01 NAMED FIDUCIARY. The Plan Administrator is hereby designated as the named fiduciary under this Plan.

      11.02 CLAIMS PROCEDURES. Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 7.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Plan Administrator's receipt of the Employee's claim for benefits. If the Plan Administrator fails to notify the Employee of its decision regarding the claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with the appeal as provided in this Section.

            An Employee who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Plan Administrator shall schedule an opportunity for a full and fair review of the issue within thirty
            (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

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            Following the review of any additional information submitted by the
            Employee, either through the hearing process or otherwise, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

            a. The Plan Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

            b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

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